Exhibit 10.1

October 4, 2004

Mr. Frederic H. Sweeny 7129 Gleason Road Edina, MN 55439

Dear Fred,

The following will serve as an agreement for you to join Teledigital, Inc. as a management consultant to serve in the capacity of Director of Business Development and Operations commencing today, October 4, 2004. You will also become a member of the Board of Directors effective today. We understand that you will retain your position as the Interim Chief Executive Officer of ZH Computer, Inc.

Your cash compensation will be $5,000 per month, with the first three months' payments personally guaranteed by me. There are no employee benefits.

You will be granted a ten-year non-qualified stock option under the Company's Stock Option Plan for 525,000 shares of the Company's common stock and a five-year warrant for 1,225,000 shares of common stock. Both the option and warrant will:
o     Have an exercise price of $0.15 per share;
o     Have provisions allowing cashless exercises; and
o Vest 25% immediately, 25% on December 31, 2004; 25% on October 4, 2005 and 25% on October 4, 2006.

Congratulations on joining Teledigital. I look forward to working with you.

If you are in agreement with the above, please sign below. If you have any questions, please let me know.


Sincerely,

                                              Agreed:
/s/ Richard W. Perkins
------------------------------------          /s/ Frederic H. Sweeny
Richard W. Perkins                            ---------------------------------
Chairman of the Board                         Frederic H. Sweeny


2150548v1